As filed with the Securities and Exchange Commission on July 6, 2022

Registration No. 333-264676

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATIV HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	62-1612879
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 North Point Center East, Suite 600

Alpharetta, GA 30022

(Address and Zip Code of Principal Executive Offices)

Neenah, Inc. 2018 Omnibus Stock and Incentive Compensation Plan

(Full title of the plans)

Ricardo Nuñez

Chief Legal Officer, Secretary and Chief Compliance Officer

Mativ Holdings, Inc.

100 North Point Center East, Suite 600

Alpharetta, GA 30022

Telephone:  1-800-514-0186

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The Registrant hereby amends the Registration Statement on Form S-4 (File No. 333-264676) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on May 4, 2022 and May 18, 2022 (collectively the “Forms S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) relating to shares of common stock, $0.10 par value per share (“Common Stock”) of Mativ Holdings, Inc. (f/k/a Schweitzer-Mauduit International, Inc., the “Registrant,” “Mativ” or the “Company”) issuable under outstanding stock options, restricted stock unit awards, performance share awards and other rights to acquire Common Stock (collectively, the “Legacy Neenah Awards”) granted under the Neenah, Inc. 2018 Omnibus Stock and Incentive Compensation Plan (the “Neenah Legacy Plan”). Such shares were previously registered on the Forms S-4 but will be subject to issuance pursuant to this Registration Statement.

Pursuant to that certain Agreement and Plan of Merger, dated as of March 28, 2022 by and among the Registrant, Samurai Warrior Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”) and Neenah, Inc. (“Neenah”) on July 6, 2022, Merger Sub merged with and into Neenah, with Neenah continuing as the surviving entity and a wholly-owned subsidiary of the Registrant (the “Merger”). At the effective time of the Merger, each outstanding Legacy Neenah Award issued pursuant to the Legacy Neenah Plan converted into a corresponding award with respect to Common Stock. This Registration Statement is being filed for the purpose of registering up to 5,877,000 shares of Common Stock outstanding pursuant to, or issuable upon the exercise or settlement of, the converted Legacy Neenah Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated in this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

1. The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021, filed with the Commission on March 1, 2022 (the “Annual Report”);

2. The Registrant’s Current Reports on Form 8-K filed with the Commission on March 28, 2022, April  25, 2022, April  26, 2022, May  4, 2022, May  9, 2022, May  17, 2022, June  21, 2022 (two reports) and July 6, 2022;

3. The Registrant’s Quarterly Report on Form 10-Q for its quarter ended March 31, 2022, filed with the Commission on May 4, 2022;

4. Neenah’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021, filed with the Commission on February 18, 2022 (“Neenah’s Annual Report”);

5. Neenah’s Current Reports on Form 8-K filed with the Commission on March 2, 2022, March  28, 2022, May  4, 2022, May  20, 2022, June  21, 2022, June 29, 2022 and July 6, 2022;

6. Neenah’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 4, 2022;

7. All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report;

8. All other reports filed by Neenah pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Neenah’s Annual Report; and

9. The description of the Registrant’s common stock contained in the Registrant’s Registration Statement pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Company’s certificate of incorporation provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Section 145 of the Delaware General Corporation Law gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Also, the section states that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Company’s amended and restated by-laws provide in substance that a director or officer of the Company, or a party serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Company to the maximum extent permitted by the Delaware General Corporation Law as described above. The amended and restated by-laws provide that the right to indemnification provided by the by-laws will not be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s amended and restated by-laws also permit the Company to purchase and maintain insurance on behalf of any director or officer of the Company for any liability asserted against the person and incurred by the person in such capacity or arising out of the person’s status as a director or officer of the Company, whether or not the Company would have the power to indemnify the person against such liability under the by-laws.

The Company has an insurance policy covering liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its directors and officers against certain other liabilities and expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Certificate of Incorporation of Registrant filed with the Secretary of State of Delaware on August 21, 1995 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 2009).

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Registrant, effective as of July 6, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 6, 2022).

3.3	Amended and Restated Bylaws of the Registrant (as amended and restated on and through July 6, 2022) (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 6, 2022).

4.3	Neenah, Inc. 2018 Omnibus Stock and Incentive Compensation Plan (incorporated by reference to Appendix A to Neenah’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 13, 2018).

5.1	Validity opinion of King & Spalding LLP regarding the securities being registered (incorporated by reference to Exhibit 5.1 to the Registrant’s Form S-4/A filed with the Commission on May 18, 2022).

10.1	Schweitzer-Mauduit International, Inc. 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2015).

23.1	Consent of Deloitte & Touche LLP, independent accountants for Mativ Holdings, Inc. (formerly Schweitzer-Mauduit International, Inc.)

23.2	Consent of Deloitte & Touche LLP, independent accountants for Neenah, Inc.

23.3	Consent of King & Spalding LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature pages to the Registration Statement and incorporated herein by reference).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on July 6, 2022.

MATIV HOLDINGS, INC.

By:	/s/ Ricardo Nuñez
Name: Ricardo Nuñez
Title: Chief Legal Officer, Secretary and Chief Compliance Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Mativ Holdings, Inc., hereby severally constitute and appoint Julie Schertell and Ricardo Nunez, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Mativ Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Julie A. Schertell	President and Chief Executive Officer and Director (Principal Executive Officer)	July 6, 2022
Julie A. Schertell

/s/ R. Andrew Wamser, Jr.	Chief Financial Officer (Principal Financial Officer)	July 6, 2022
R. Andrew Wamser, Jr.

/s/ Cheryl Allegri	Controller (Principal Accounting Officer)	July 6, 2022
Cheryl Allegri

/s/ William M. Cook	Director	July 6, 2022
William M. Cook

/s/ Jeffrey Keenan	Director	July 6, 2022
Jeffrey Keenan

/s/ Shruti Singhal	Director	July 6, 2022
Shruti Singhal

/s/ Marco Levi	Director	July 6, 2022
Marco Levi

/s/ Dr. Kimberly E. Ritrievi	Director	July 6, 2022
Dr. Kimberly Ritrievi

/s/ Dr. John D. Rogers	Director	July 6, 2022
Dr. John D. Rogers

/s/ Anderson D. Warlick	Director	July 6, 2022
Anderson D. Warlick

/s/ Tony R. Thene	Director	July 6, 2022
Tony R. Thene